Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-23157, No. 333-81913, No. 333-54704), (Forms S-8 No. 33-63671, No. 333-48081, No. 333-48882, and No. 333-68016), (Form S-4 No. 333-48293) of Washington Real Estate Investment Trust and the related Prospectus of our report dated August 25, 2003 with respect to the Statement of Revenues over Certain Operating Expenses for the year ended December 31, 2002 of 1776 G Street, NW, Washington, D.C. included in this Form 8-K/A dated August 7, 2003.

/s/ Ernst & Young LLP

Houston, Texas

October 16, 2003